EXHIBIT 10.1

July 14, 2020

TJ Kennedy

[address]

[address]

Dear TJ,

The Qumu board of directors is pleased to offer you the position of President and Chief Executive Officer. Your first day of employment is July 20, 2020. You will report to Qumu’s board of directors. You will also be appointed to the Qumu board of directors on your first day of employment.

Base Salary

In this position, your annual base salary will be $375,000, to be paid per Qumu’s current payroll cycle, subject to regular withholdings. The statement of annual salary does not imply a guarantee of employment for any specific length of time.

Your employment with Qumu will be “full-time” and your sole employment. You are expected to devote substantially all of your business time, energy, skills and best efforts to the performance of your duties. However, you may serve on civic, charitable or other boards (provided, however, that you will consult with the chairman of the Qumu board prior to accepting a position on the board of any publicly traded company) so long as such activities do not materially interfere with your performance of your responsibilities as an executive officer of Qumu.

Target Incentive

You are eligible to participate in the Qumu annual company bonus plan, which is a cash incentive program based upon Qumu’s achievement of specific annual performance goals as determined by the Qumu Compensation Committee. For 2020, you will be eligible for a bonus of 100% of your base salary at the target level of achievement of the performance goals to be specified by the Compensation Committee. Based on your start date, your bonus will be pro-rated for the 2020 calendar year.

The Qumu Compensation Committee will determine Qumu’s achievement against the performance goals following the completion of the calendar year. You must be employed as of the end of the year and as of the payment date to receive a bonus under the annual company bonus plan unless termination of employment is due to death, disability or follows a “change in control” as provided in the Letter Agreement (see below). Additionally, all incentive compensation is subject to “clawback” to the extent required by federal law and Qumu’s Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”).

Qumu Corporation 510 1st Avenue N, Suite 305, Minneapolis, MN 55403, United States of America Bay Area, California 1350 Old Bayshore Hwy Ste. 470, Burlingame, CA 94010, United States of America	London, United Kingdom 91 Goswell Road, London, EC1V 7EX, United Kingdom	Hyderabad, India Phase 2.1 TSI Business Parks, (Waverock Building), TSIIC SEZ, Nanakramguda, Hyderabad 500032, India

www.qumu.com		EOE/Minorities/Females/Veterans/Disabled

Letter Agreement

As an executive officer of Qumu, Qumu is willing to enter into an agreement with you relating to severance and change in control benefits (the “Letter Agreement”) in its standard form, a copy of which has been provided to you. Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or Qumu at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

Stock Options

You will be granted a seven year non-qualified stock option for 457,692 shares of Qumu common stock. The option will have an exercise price of the fair market value of Qumu’s common stock on the date of grant and vest in equal annual installments over a three year period. While the option will not be granted pursuant to any shareholder-approved stock incentive plan, the option will have terms that will mirror in all respects the options granted under the Qumu Second Amended and Restated 2007 Stock Incentive Plan and Qumu’s standard form of non-qualified option agreement. Your stock option will be governed by a stock option agreement that will be provided to you following the grant date. The grant date for your stock option will be your first day of employment or the first day of the open-window period under Qumu’s insider trading policy, whichever is later.

Benefits

Qumu offers Health, Dental, Company sponsored Life and Accidental Death and Dismemberment Insurance, Voluntary Life Insurance, as well as Long and Short-term Disability Insurance. Additional benefits are available as outlined in the employee Handbook.

You are eligible to participate in Qumu’s benefit plans as of your first date of employment.

401(k) Plan

Qumu offers a 401(k) plan. Employees 21 years of age or older can participate. You may begin making contributions to the 401(k) plan the first of the month following your start date. Employees can elect to defer pretax and/or post-tax contributions from their base compensation and are capped at the IRS annual limit.

You are eligible for the company match beginning with your effective date when you elect to participate in Qumu’s 401(k) plan. The discretionary company match is $.50 of each dollar up to 6%. Based on your deferral percentage during each pay period, the amount of eligible company match is vested immediately and deposited into your account per the guidelines. Employee contributions are always 100% vested.

Qumu Corporation 510 1st Avenue N, Suite 305, Minneapolis, MN 55403, United States of America Bay Area, California 1350 Old Bayshore Hwy Ste. 470, Burlingame, CA 94010, United States of America	London, United Kingdom 91 Goswell Road, London, EC1V 7EX, United Kingdom	Hyderabad, India Phase 2.1 TSI Business Parks, (Waverock Building), TSIIC SEZ, Nanakramguda, Hyderabad 500032, India

www.qumu.com		EOE/Minorities/Females/Veterans/Disabled

Personal Time Off (PTO)

Qumu understands that our employees are highly committed and work hard to have a positive impact on the success of the Company. Therefore, full-time exempt salaried employees at Qumu do not accrue vacation benefits but are provided with an undefined amount of personal time for vacations. You should confer with the chairman of the Qumu board prior to taking personal time, which is at the sole discretion of the Qumu board as operational conditions permit.

Sick Time, Holidays, Other Benefits

Qumu provides full time employees with a number of sick days per year. Each full-time employee is eligible to take up to six (6) sick days (48 hours) in a calendar year. Hours are deposited in the employee “Sick Time” account January 1 of each year. Employees hired after February 1 are eligible to use a prorated number of sick hours. Qumu grants ten (10) paid holidays per year. The holiday and payroll schedules will be provided at on-boarding. A detailed benefit summary will be provided to you upon enrollment. All benefits are subject to change at any time at the discretion of Qumu. In the event of conflict between any summary prepared by Qumu and the benefit’s Summary Plan Description, the benefit’s Summary Plan Description will control.

By signing below, you confirm that you do not have any type of written or oral non-competition agreement or any other agreement that would prevent you from accepting or performing services for Qumu. You agree that during your employment with Qumu you will not use and/or disclose confidential information obtained from previous employers or any other third party to whom you owe a duty of confidentiality, unless the information is publicly known or your previous employer(s) or the third party has represented to you that you are entitled to use and/or disclose the information. If you have any type of written or oral non-competition agreement or any other agreement that is currently in force and effect, you have provided a copy for Qumu to review. This offer of employment is contingent upon Qumu’s determination that such other agreement(s) do not limit or prevent you accepting this offer or from performing services for Qumu.

Additionally, this offer of employment is contingent upon you: (1) signing Qumu’s standard form agreement relating to non-disclosure, non-competition and assignment of inventions; (2) signing the Letter Agreement; and (3) providing proof of your eligibility to work in the United States upon your start of employment in accordance with federal law.

We will hold this offer open until the close of business on Tuesday, July 14, 2020. Please let us know of your decision to join Qumu by signing this offer letter and returning it by scan directly to me by that date.

This offer letter supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This letter may not be modified or amended except by a written agreement, signed by Qumu and you.

Qumu Corporation 510 1st Avenue N, Suite 305, Minneapolis, MN 55403, United States of America Bay Area, California 1350 Old Bayshore Hwy Ste. 470, Burlingame, CA 94010, United States of America	London, United Kingdom 91 Goswell Road, London, EC1V 7EX, United Kingdom	Hyderabad, India Phase 2.1 TSI Business Parks, (Waverock Building), TSIIC SEZ, Nanakramguda, Hyderabad 500032, India

www.qumu.com		EOE/Minorities/Females/Veterans/Disabled

On behalf of the Qumu board of directors, we are excited to have you as part of our team and look forward to your contributions to Qumu’s future success.

Sincerely,

/s/ Neil Cox
Neil Cox
Chairman of the Board of Directors

I accept the offer of employment with Qumu Corporation under the terms described in this letter. I sign this letter voluntarily and not in reliance on any promises other than those contained in this letter.

/s/ TJ Kennedy
Signature

July 14, 2020
Date

Qumu Corporation 510 1st Avenue N, Suite 305, Minneapolis, MN 55403, United States of America Bay Area, California 1350 Old Bayshore Hwy Ste. 470, Burlingame, CA 94010, United States of America	London, United Kingdom 91 Goswell Road, London, EC1V 7EX, United Kingdom	Hyderabad, India Phase 2.1 TSI Business Parks, (Waverock Building), TSIIC SEZ, Nanakramguda, Hyderabad 500032, India

www.qumu.com		EOE/Minorities/Females/Veterans/Disabled